                                                                     EXHIBIT 11

                           ALEXANDER & BALDWIN, INC.
                       COMPUTATION OF EARNINGS PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                    (In thousands, except per share amounts)

                                             1999          1998         1997
                                             ----          ----         ----

Basic Earnings Per Share
------------------------

   Net income                             $  62,579     $  25,142     $  81,387
                                          =========     =========     =========
   Average number of shares outstanding    	43,206	    44,760        45,182
                                          =========	 =========     =========
   Basic earnings per share               $ 	  1.45	 $    0.56     $    1.80
                                          =========	 =========     =========

Diluted Earnings Per Share
--------------------------

   Net income                             $ 	62,579	 $  25,142     $  81,387
                                          =========	 =========     =========

   Average number of shares outstanding      43,206	    44,760        45,182
   Effect of assumed exercise of
      outstanding stock options            	    30	        75           127
                                          ---------     ---------     ---------
   Average number of shares outstanding
      after assumed exercise of
      outstanding stock options            	43,236	    44,835        45,309
                                          =========	 =========     =========

   Diluted earnings per share             $ 	  1.45	 $    0.56     $    1.80
                                          =========	 =========     =========

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